News Release

For Immediate Release	For Further Information, Contact:
August 6, 2007	George Lancaster, Hines 713/966-7676 George_lancaster@hines.com

HINES REIT ACQUIRES ONE WILSHIRE

(LOS ANGELES, CA) – The Los Angeles office of Hines, the international real estate firm, announced today that Hines REIT has acquired One Wilshire from Carlyle One Wilshire II, L.P., a subsidiary of The Carlyle Group, a global private equity firm. The Class A office tower is prominently located at the junction of South Grand Avenue and Wilshire Boulevard, in the central business district of Los Angeles. The seller was represented by Eastdil Secured in the transaction. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.

One Wilshire is a 30-story building comprised of approximately 664,248 square feet of office and retail space with a five-level subterranean parking garage for 524 cars. Designed by Skidmore, Owings & Merrill and opened in 1966, the property underwent a major renovation in 1992, consisting chiefly of telecommunication networks upgrades.

One Wilshire serves some of the most dominant players in the global communication industry. The property is currently 99 percent leased, with 62 percent of the property occupied by communications companies including Verizon Communications, CRG West, Savvis/Level 3, Global Crossing, Qwest Communications and Pac-West.

“One Wilshire is an outstanding investment for the Hines REIT.  This acquisition allows us to expand our portfolio in one of our primary target markets, and in addition acquire one of the world’s premier telecommunications assets,” said Charles Hazen, president of Hines REIT.

“We have had a presence in Downtown Los Angeles for over twenty years and never in that time have we seen the kind of infrastructure and amenity improvements we are seeing today. This is an exciting opportunity for Hines to expand its presence in the highly sought after Los Angeles marketplace”, said Hines Senior Vice President Colin Shepherd.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 38 properties, two of which are located outside of the United States. For additional information about Hines REIT, please see www.hinesreit.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 50 years. With offices in 67 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $16 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.

Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” sections of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K, and its other filings with the Securities and Exchange Commission.